Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR THIRD QUARTER 2019

QUAKERTOWN, PA (October 25, 2019) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the third quarter of 2019 of $3,090,000, or $0.88 per share on a diluted basis. This compares to net income of $3,211,000, or $0.92 per share on a diluted basis, for the same period in 2018.  For the nine months ended September 30, 2019, QNB reported net income of $9,612,000, or $2.75 per share on a diluted basis. This compares to net income of $9,008,000, or $2.59 per share on a diluted basis, reported for the same period in 2018.

For the quarter ended September 30, 2019, the annualized rate of return on average assets and average shareholders’ equity was 1.00% and 10.39%, respectively, compared with 1.07% and 11.64%, respectively, for the third quarter 2018.  For the nine months ended September 30, 2019, the annualized rate of return on average assets and average shareholders’ equity was 1.07% and 11.11%, respectively, compared with 1.03% and 11.23%, respectively, for the same period in 2018.

“QNB is pleased to report increased net income and earnings per share for the nine-month period ending September 30, 2019,” said David W. Freeman, President and Chief Executive Officer.  “During this time, the Bank has experienced strong loan, deposit, and household growth.  In August, we opened a full-service branch in Allentown.  We are pleased to establish a physical presence in Allentown, already serving the Lehigh Valley from our Wescosville and Coopersburg locations.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and nine months ended September 30, 2019 totaled $9,182,000 and $27,129,000, respectively, an increase of $478,000 and $934,000, respectively, from the same periods in 2018. The net interest margin for the third quarter of 2019 was 3.14% compared with 3.06% for the third quarter of 2018.  Net interest margin for the nine months ended September 30, 2019 was 3.17%, an increase of three basis points compared to the same period in 2018.  The yield on average earning assets increased 19 basis points to 4.02% for the third quarter of 2019, compared with the third quarter of 2018.  For the nine months ended September 30, 2019, the yield on average earning assets was 4.05%, compared with 3.82% for the same period in 2018.   The cost of interest-bearing liabilities increased to 1.10% and 1.09% for the quarter and nine months ended September 30, 2019, respectively, compared with 0.93% and 0.83% for the same periods in 2018.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $550,000 provision for loan losses in the third quarter of 2019, compared with $568,000 for the same period in 2018.   For the nine months ended September 30, 2019 and 2018, QNB recorded $925,000 and $943,000, respectively, in provision for loan losses.  QNB's allowance for loan losses of $9,494,000 represents 1.14% of loans receivable at September 30, 2019 compared to $8,834,000, or 1.12% of loans receivable at December 31, 2018, and $8,645,000, or 1.10% of loans receivable at September 30, 2018. Net loan charge-offs were $265,000 for the first nine months of 2019, or 0.04% annualized of total average loans, compared with net charge-offs of $139,000, or 0.02% annualized of total average loans, for the same period in 2018.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $14,088,000, or 1.70% of loans receivable at September 30, 2019, compared with $9,638,000, or 1.23% of loans receivable at December 31, 2018, and $10,890,000, or 1.39% of loans receivable at September 30, 2018.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At September 30, 2019, $7,507,000, or approximately 60% of the loans classified as non-accrual are current or past due less than 30 days. At September 30, 2019 commercial substandard or doubtful loans totaled $16,985,000, compared with $18,339,000 reported at December 31, 2018 and $20,103,000 reported at September 30, 2018. The change from year-end 2018 reflects an upgrade to pass ratings due to improved financial performance of two large commercial relationships, a payoff of a classified loan due to the sale of the collateral by the borrower during the second quarter of 2019, and a large commercial relationship downgrade during the third quarter 2019.

Non-Interest Income

Total non-interest income was $2,144,000 for the third quarter of 2019, a decrease of $83,000, or 3.7%, compared with the same period in 2018, due to combined realized and unrealized net gains on investment securities totaling $668,000 in 2019 compared to  $912,000 in 2018.  Non-interest income for the nine months ended September 30, 2019 was $6,107,000, an increase of $1,359,000, or 28.6%, compared to the same period in 2018.  All other categories of fee income increased during the third quarter 2019, when compared to the third quarter 2018.

Non-Interest Expense

Total non-interest expense was $6,955,000 for the third quarter of 2019, increasing $570,000, or 8.9%, from $6,385,000 for the same period in 2018.  For the nine months ended September 30, 2019, non-interest expense increased $1,376,000, or 7.2%, from the same period in 2018.  Salaries and benefits expense increased $451,000, or 12.5%, to $4,063,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $339,000 to $3,508,000, or 9.6%, during the third quarter of 2019 compared to the same period in 2018, due, in part, to the addition of branch staff in our new Allentown location.  Benefits expense increased $112,000, or 25.3%, due primarily to medical insurance claims reimbursements and increased retirement plan costs, when comparing the two periods.

Net occupancy and furniture and equipment expense increased $123,000, or 12.3%, to $1,123,000 for the third quarter 2019 compared with the same period in 2018, due primarily to increased building and furniture depreciation expense, increased rent expense and computer software amortization and maintenance expense.  Other non-interest expense decreased $4,000 when comparing the third quarter of 2019 with the third quarter of 2018, with increased marketing, travel and entertainment and check card expenses offset by decreased FDIC insurance costs.  During the third quarter 2019, we received a “small bank assessment credit”, applicable for our second quarter FDIC insurance assessment in the amount of $135,000.  The FDIC insurance fund was determined to be over-funded, and small institutions were eligible for a payment credit.

Provision for income taxes decreased $36,000, or 4.7%, to $731,000 in the third quarter 2019, due to reduced taxable income when comparing the two periods.  The effective tax rates for the quarter and nine months ended September 30, 2019 were 19.1% and 18.8%, respectively.  This compares with effective tax rates for the same periods in 2018 of 19.3% and 17.4%, respectively.  The increase in the tax rates is due to the proportional increase of taxable income, a result of reduced municipal bonds and increased securities realized and unrealized gains, when comparing the two periods.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18
Assets	$1,245,863	$1,212,005	$1,203,126	$1,175,452	$1,184,389
Cash and cash equivalents	20,787	14,068	13,708	13,458	13,982
Investment securities
Debt securities	361,157	347,728	344,367	344,221	347,392
Equity securities	5,850	6,898	10,482	9,421	10,436
Loans held-for-sale	240	-	-	-	154
Loans receivable	830,556	817,593	804,528	785,448	785,962
Allowance for loan losses	(9,494)	(9,164)	(9,015)	(8,834)	(8,645)
Net loans	821,062	808,429	795,513	776,614	777,317
Deposits	1,048,189	1,030,661	1,034,614	1,015,598	1,024,565
Demand, non-interest bearing	150,944	149,591	139,970	128,615	128,089
Interest-bearing demand, money market and savings	661,414	646,759	671,925	663,195	672,467
Time	235,831	234,311	222,719	223,788	224,009
Short-term borrowings	69,945	59,048	49,897	50,872	55,923
Shareholders' equity	118,985	115,878	110,360	104,348	98,834

Asset Quality Data (Period End)
Non-accrual loans	$12,445	$7,668	$7,706	$7,478	$9,631
Loans past due 90 days or more and still accruing	-	-	-	-	-
Restructured loans	1,643	2,009	2,047	2,160	1,259
Non-performing loans	14,088	9,677	9,753	9,638	10,890
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$14,088	$9,677	$9,753	$9,638	$10,890

Allowance for loan losses	$9,494	$9,164	$9,015	$8,834	$8,645

Non-performing loans / Loans excluding held-for-sale	1.70%	1.18%	1.21%	1.23%	1.39%
Non-performing assets / Assets	1.13%	0.80%	0.81%	0.82%	0.92%
Allowance for loan losses / Loans excluding held-for-sale	1.14%	1.12%	1.12%	1.12%	1.10%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Nine months ended,
For the period:	9/30/19	6/30/19	3/31/19	12/31/18	9/30/18	9/30/19	9/30/18

Interest income	$11,817	$11,712	$11,289	$11,203	$10,926	$34,818	$31,997
Interest expense	2,635	2,601	2,453	2,383	2,222	7,689	5,802
Net interest income	9,182	9,111	8,836	8,820	8,704	27,129	26,195
Provision for loan losses	550	150	225	187	568	925	943
Net interest income after provision for loan losses	8,632	8,961	8,611	8,633	8,136	26,204	25,252
Non-interest income:
Fees for services to customers	432	422	393	451	419	1,247	1,248
ATM and debit card	533	519	470	502	476	1,522	1,393
Retail brokerage and advisory income	145	133	141	66	96	419	304
Net gain (loss) on investment securities available-for-sale	973	584	6	(390)	181	1,563	314
Unrealized gain (loss) on equity securities	(305)	(405)	976	(862)	731	266	526
Net gain (loss) from trading activity	-	-	-	-	-	-	-
Net gain on sale of loans	63	28	21	23	38	112	82
Other	303	373	302	354	286	978	881
Total non-interest income	2,144	1,654	2,309	144	2,227	6,107	4,748
Non-interest expense:
Salaries and employee benefits	4,063	3,790	3,781	3,827	3,612	11,634	10,584
Net occupancy and furniture and equipment	1,123	1,097	1,062	1,068	1,000	3,282	2,969
Other	1,769	1,906	1,881	1,894	1,773	5,556	5,543
Total non-interest expense	6,955	6,793	6,724	6,789	6,385	20,472	19,096
Income before income taxes	3,821	3,822	4,196	1,988	3,978	11,839	10,904
Provision for income taxes	731	679	817	(339)	767	2,227	1,896
Net income	$3,090	$3,143	$3,379	$2,327	$3,211	$9,612	$9,008

Share and Per Share Data:
Net income - basic	$0.88	$0.90	$0.97	$0.67	$0.93	$2.75	$2.60
Net income - diluted	$0.88	$0.90	$0.97	$0.67	$0.92	$2.75	$2.59
Book value	$33.92	$33.09	$31.59	$29.95	$28.47	$33.92	$28.47
Cash dividends	$0.33	$0.33	$0.33	$0.32	$0.32	$0.99	$0.96
Average common shares outstanding - basic	3,501,771	3,494,620	3,486,786	3,473,965	3,466,672	3,494,471	3,459,906
Average common shares outstanding - diluted	3,508,317	3,502,111	3,494,429	3,492,060	3,489,061	3,501,507	3,480,980

Selected Ratios:
Return on average assets	1.00%	1.05%	1.15%	0.78%	1.07%	1.07%	1.03%
Return on average shareholders' equity	10.39%	10.91%	12.09%	8.29%	11.64%	11.11%	11.23%
Net interest margin (tax equivalent)	3.14%	3.20%	3.18%	3.11%	3.06%	3.17%	3.14%
Efficiency ratio (tax equivalent)	60.34%	61.97%	59.28%	74.03%	57.31%	60.52%	60.52%
Average shareholders' equity to total average assets	9.63%	9.61%	9.54%	9.38%	9.20%	9.59%	9.13%
Net loan charge-offs (recoveries)	$220	$1	$44	$(2)	$115	$265	$139
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.11%	0.00%	0.02%	0.00%	0.06%	0.04%	0.02%
Balance Sheet (Average)		-
Assets	$1,225,776	$1,202,406	$1,187,374	$1,186,456	$1,190,132	$1,205,326	$1,173,695
Investment securities (AFS & Equities)	359,549	357,836	360,640	366,469	368,807	359,338	374,938
Loans receivable	822,738	805,538	789,737	784,372	780,221	806,126	760,733
Deposits	1,044,094	1,021,925	1,008,060	1,018,141	1,023,227	1,024,826	998,104
Shareholders' equity	117,984	115,551	113,304	111,312	109,433	115,629	107,206